UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2015

Landmark Infrastructure Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36735	61-1742322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2141 Rosecrans Avenue, Suite 2100

El Segundo, CA 90245

(Address of principal executive office) (Zip Code)

(310) 598-3173

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                                                                                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                                                                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                                                                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                                                                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2015, Landmark Infrastructure Partners LP (the “Partnership”) acquired LD Acquisition Company 11 LLC, an entity owning 193 tenant sites and related real property interests that consist of wireless communication, outdoor advertising and renewable power generation sites, from Landmark Dividend Growth Fund — E LLC (“Fund E”), an affiliate of Landmark Dividend LLC (“Landmark”), in exchange for (i) 1,998,852 common units (“Common Units) representing limited partner interests in the Partnership; and (ii) cash consideration of approximately $34.9 million, of which approximately $29.2 million was used to repay Fund E’s indebtedness (the “Transaction”).  The cash consideration for the Transaction was funded with borrowings under the Partnership’s revolving credit facility. The portfolio of tenant sites has a 100% occupancy rate and an average remaining real property interest and lease term of approximately 77 years and 20 years (including remaining renewal options), respectively.

The terms of the Transaction, which are set forth in a Membership Interest Contribution Agreement, dated August 18, 2015, by and among Fund E, the Partnership and Landmark (the “Contribution Agreement”), were unanimously approved by the board of directors (the “Board”) of Landmark Infrastructure Partners GP LLC, the general partner of the Partnership (the “General Partner”), and the conflicts committee of the Board (the “Conflicts Committee”), which is composed entirely of independent directors. The Conflicts Committee retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

The Contribution Agreement generally contains customary representations, warranties and covenants of the Partnership and Fund E. Fund E and Landmark, jointly and severally, on the one hand, and the Partnership, on the other, have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain liabilities and losses resulting from any breach of their representations, warranties or covenants contained in the Contribution Agreement, subject to certain limitations and survival periods. The indemnity obligations of Fund E and Landmark generally terminate on August 18, 2016; provided, however that certain of these indemnity obligations do not terminate until 60 days after the applicable statute of limitations.

Fund E and the Partnership are affiliates of Landmark. As a result, certain individuals, including officers of Landmark and officers and directors of the General Partner, serve as officers and/or directors of one or more of such entities. Landmark, after giving effect to the issuance of Common Units in the Transaction, owns an approximate 26% limited partner interest in the Partnership. Landmark also owns a 100% interest in our General Partner, which owns the non-economic general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

The foregoing description of the Contribution Agreement and the Transaction is subject to and qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 in its entirety by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On August 18, 2015, the Partnership issued 1,998,852 Common Units to Fund E as partial consideration for the Transaction as described above.  The Common Units had an aggregate value at the time of closing of approximately $31.5 million, based on the volume weighted daily average price of the Partnership’s common units for the five day trading period ending two trading days prior to the close of the Transaction.  The Common Units were issued in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.  The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 18, 2015, the Partnership issued a press release announcing the entry into the Contribution Agreement and the closing of the Transaction. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) — (b) Financial Statements of businesses acquired; Pro Forma Financial Information

Pursuant to Item 9.01(a)(4) and Item 9.01(b)(2) of Form 8-K, the Partnership will amend this filing on or before November 2, 2015 to file the financial statements required by 3-14 of Regulation S-X and Article 11 of Regulation S-X.

(d) Exhibits

Exhibit
Number	Description
10.1	Membership Interest Contribution Agreement, dated as of August 18, 2015, by and among Landmark Dividend Growth Fund — E LLC, Landmark Infrastructure Partners LP and Landmark Dividend LLC.
99.1	Press release issued by Landmark Infrastructure Partners LP on August 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Landmark Infrastructure Partners LP

	By:	Landmark Infrastructure Partners GP LLC,
its general partner

Dated: August 19, 2015	By:	/s/ George P. Doyle
		Name:	George P. Doyle
		Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Membership Interest Contribution Agreement, dated as of August 18, 2015, by and among Landmark Dividend Growth Fund — E LLC, Landmark Infrastructure Partners LP and Landmark Dividend LLC.
99.1	Press release issued by Landmark Infrastructure Partners LP on August 18, 2015.